AGREEMENT OF PURCHASE AND SALE

STRATFORD SQUARE MALL

By and Between

LASALLE BANK NATIONAL ASSOCIATION,
not personally or individually but solely as Trustee under Trust
Agreement dated April 13, 1979 and known as Trust No.
100100 and under Trust Agreement dated July 15, 1991 and
known as Trust No. 115985,
Seller

and

FMP STRATFORD, LLC
a Delaware limited liability company,
Purchaser

DATED: December 29, 2004

AGREEMENT OF PURCHASE AND SALE
[STRATFORD SQUARE MALL]

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) is made and entered into this 29th day of December, 2004 by and between LaSalle Bank National Association, not personally or individually but solely as Trustee under Trust Number 100100 and dated April 13, 1979 (“Trust 100100”) and LaSalle Bank National Association, not personally or individually, but solely as Trustee under Trust Number 115985 dated July 14, 1991 (“Trust 115985”) (collectively, “Seller”), having an address of c/o Heitman Capital Management LLC, 191 North Wacker Drive, Suite 2500, Chicago Illinois, 60606, Attention: Howard J. Edelman; facsimile number (312) 541-6738; telephone number (312) 855-6547; and e-mail address howard.edelman@heitman.com; and FMP Stratford LLC, a Delaware limited liability company ("Purchaser”), having an address of c/o Feldman Mall Properties, Inc., 1010 Northern Boulevard, Ste. 314, Great Neck, NY 11021, Attention Ed Feldman, facsimile number (516) 684-1059; telephone number 516-684-1239; and e-mail address efeldman@feldmanequities.com.

RECITALS

Trust 100100 is the owner of a parcel of real estate in Bloomingdale, Illinois, legally described on Exhibit A-1 attached hereto and Trust 115985 is the owner of a parcel of real estate in Bloomingdale, Illinois legally described on Exhibit A-2 attached hereto (collectively, the “Land”) and all buildings thereon (collectively, the “Real Property”, which together with any and all appurtenances thereto is collectively referred to as the “Property”), constituting a portion of the regional mall commonly known as the Stratford Square Mall (the “Mall”). In addition to the Property, the Mall includes six (6) additional parcels and the improvements situated thereon (the “Department Store Properties”), which are operated as Carson Pirie Scott, JC Penney, Sears, Kohl’s, Marshall Field’s, and Burlington Coat Factory stores, respectively, pursuant to an Easement and Operation Agreement dated October 22, 1979, as amended and supplemented (collectively, the “REA”).

Subject to and on the terms and provisions of and for the considerations set forth in this Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, the Property. Seller and Purchaser acknowledge and agree that this Agreement applies to the Property only, and not to the Department Store Properties (which are not owned by Seller), except for certain covenants and agreements pertaining to the REA, as expressly set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     Definitions. As used in this Agreement, the following terms have the following meanings:

Closing. The closing of the purchase and sale transaction contemplated herein.

Closing Date. As agreed between Seller and Purchaser but no later than December 30, 2004.

Escrow Company. Near North National Title Corporation, provided such corporation provides to Buyer a standard closing protection letter from Lawyers Title Insurance Company reasonably acceptable to Purchaser; if Purchaser does not receive a reasonably acceptable closing protection letter, Purchaser shall have the right to have either Chicago Title Insurance Company or First American Title Insurance Company act as Escrow Company.

Title Company. Near North National Title Corporation, as agent for Lawyers Title Insurance Company, provided, however, that if the Escrow Company is changed pursuant to this Agreement, the Title Company shall be the Escrow Company.

2.     Sale; Purchase Price.

2.1    Subject to the terms and provisions hereof, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller the Property.

2.2    The total purchase price (hereinafter called the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Ninety Three Million One Hundred Ten Thousand and no/100 Dollars ($93,110,000.00). The Purchase Price shall be payable in the following manner:

(a)      Earnest Money. Simultaneously herewith, Purchaser has deposited with the Escrow Company, as escrow agent, the amount of Two Million and no/100 Dollars ($2,000,000.00) (together with all interest earned thereon, the “Earnest Money”). The Earnest Money is nonrefundable. The Earnest Money shall be held and disbursed by the Escrow Company acting as escrow agent pursuant to the Earnest Money Escrow Agreement in the form of Exhibit B attached hereto which the parties have executed simultaneously with this Agreement. The Earnest Money shall not be invested. If the sale hereunder is consummated in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event of a default hereunder by Purchaser or Seller, the Earnest Money shall be applied as provided herein.

(b)      Cash Balance. Purchaser shall pay the balance of the Purchase Price, subject to the prorations described in Section 5 below, in cash (the “Cash Balance”) by wire transfer of immediately available United States of America funds to the Escrow Company in accordance with the terms and conditions of this Agreement, so that Seller shall receive such payment in its designated account no later than 11:00 am (Chicago time) on the Closing Date.

3.    Conditions Precedent. All conditions precedent relating to this transaction have been satisfied including:

3.1    Seller’s Deliveries. Heitman Capital Management LLC (“HCM”), on behalf of Seller, has delivered or made available to Purchaser complete copies of the following items pertaining to the Property to the extent in Seller’s or HCM’s actual possession.

(a)    all leases, occupancy agreements, and amendments thereto relating to the Property (the “Leases”), which are listed on Schedule 1;

(b)    all service contracts and equipment leases relating to the Property (the “Service Contracts”), which are listed on Schedule 2;

(c)    year-to-date operating statement for the current year and year-end operating statements for the last two calendar years;

(d)    copies of the real estate tax bills for the current year and prior year;

(e)    most recent environmental reports, including any Phase I environmental report;

(f)    the REA;

(g)    the most recent existing survey (the “Existing Survey”);

(h)    plans and specifications for improvements on the Property (“Plans”);

(i)    tenant sales reports; and

(j)    copies of any other Property-related documents reasonably requested by Purchaser (excluding confidential, proprietary and/or privileged communications).

In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller’s agent(s) to Purchaser or Purchaser’s agent(s) and deliver to Seller all due diligence reports obtained by Purchaser (which reports may be relied upon by Seller’s lender or future lenders). The foregoing provision shall survive termination of this Agreement.

3.2    Due Diligence. Purchaser and its representatives have been permitted to enter upon the Property to examine, inspect and investigate the Property as well as all records and other documentation provided by Seller or located at the Property (collectively, “Due Diligence”). The Due Diligence has been subject to the terms, conditions and limitations set forth in this Section 3.2 and Purchaser’s conduct thereof has been in strict compliance with its covenants and agreements contained herein.

(a)    Purchaser shall not cause or permit any mechanic liens, materialmen’s liens or other liens to be filed against the Property as a result of its Due Diligence.

(b)    Purchaser has determined that the Property is acceptable to Purchaser and Purchaser has elected to purchase the Property in accordance with the terms and conditions of this Agreement.

(c)    Purchaser has notified Seller in writing requesting termination of the Service Contracts which are noted on Schedule 2 to be terminated. To the extent that termination of any Service Contract will not be fully effective until after Closing, Purchaser shall assume same at Closing. Purchaser also shall assume all other Service Contracts listed on Schedule 2 that are not noted to be terminated.

(d)    Purchaser has had the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deemed appropriate in determining the condition of the Property.

(e)    Prior to Closing, Purchaser agrees and covenants not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller’s prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property, Seller or Beneficiary (as hereinafter defined) in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will continue to be held in strict confidence.

(f)    Purchaser agrees to indemnify, protect, defend and hold Seller, its beneficiary, Stratford Square Limited Partnership (“Beneficiary”) and HCM and their respective direct and indirect partners, trustees, beneficiaries, employees, officers, directors, shareholders, members, managers, advisors and other agents (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, demands, actions, causes of action, suits, claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and litigation expenses) suffered or incurred by any of the Indemnified Parties as a result of or in connection with any activities of Purchaser (including activities of any of Purchaser’s employees, consultants, contractors or other agents) relating to the Property, including, without limitation, mechanics’ liens, damage to the Property, injury to persons or property resulting from such activities in connection therewith, except that Purchaser shall have no responsibility for remediation or other cure of conditions on the Property not caused by Purchaser or any of Purchaser’s employees, consultants, contractors or other agents (e.g. liability for remediation of pre-existing environmental contamination discovered by Purchaser) unless Purchaser’s actions have worsened the environmental conditions on the Property. In the event that the Property has been disturbed or altered in any way as a result of such activities, Purchaser shall promptly restore the Property to its condition existing prior to the commencement of such activities which disturb or alter the Property. Furthermore, Purchaser has maintained and shall cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect commercial general liability insurance with (i) limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence for personal injury, including bodily injury and death, and property damage, (ii) LaSalle Bank National Association Trust Nos. 100100 and 115985, Stratford Square Limited Partnership, General Growth Management, Inc. and Heitman Capital Management LLC named as additional insured parties, and (iii) waiver of subrogation. Purchaser has delivered to Seller a copy of the certificates of insurance effectuating the insurance required hereunder prior to the commencement of such activities which certificates shall provide that such insurance shall not be terminated or modified without at least thirty (30) days’ prior written notice to Seller.

(g)    Purchaser acknowledges and agrees that it shall have no right to review or inspect any of the following: (i) internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller, Beneficiary or HCM or an affiliate of Seller, Beneficiary or HCM in connection with (A) this Agreement, (B) the transaction contemplated by this Agreement, or (C) the acquisition of the Property by Seller (other than environmental reports, if any), (ii) communications between Seller, Beneficiary or any partner of Beneficiary and HCM, and (iii) appraisals or other valuations of the Property in the possession of Seller, Beneficiary or HCM.

(h)    Purchaser agrees and covenants with Seller that it has not and will not conduct or cause to be conducted any written or oral communications with any tenant regarding renegotiating current lease terms or renewal lease terms.

(i)    Sections 3.2(e) and 3.2(f) and all other provisions in this Agreement expressly designated as surviving termination of this Agreement shall so survive (collectively, the “Surviving Obligations”)

3.3    Title and Survey. Seller has, at Seller’s sole cost and expense, obtained and delivered to Purchaser for Purchaser’s review a commitment for an ALTA owner’s policy of title insurance along with a copy of each instrument listed as an exception thereon (the “Title Commitment”) on the Real Property issued by the Title Company, the Existing Survey and an amendment to the Existing Survey in accordance with ALTA Standards (the “Amended Survey”). Purchaser, at its sole cost and expense, has requested and obtained (a) any desired endorsements to the Title Commitment which are available, and (b) any commitment for reinsurance or co-insurance that it may desire. Purchaser has examined the Title Commitment, Existing Survey and Amended Survey and has accepted all exceptions to the Title Commitment and the form and substance of the Existing Survey and of the Amended Survey and all matters shown thereon (the “Permitted Exceptions”).

3.4    Estoppels. Purchaser has received all necessary estoppel certificates from tenants of the Property. For thirty (30) days after the Closing Date, at no expense to Seller, Seller shall cooperate with Purchaser and continue to use commercially reasonable efforts to obtain estoppel certificates from the remaining owners of the Department Store Properties. Seller shall have no liability of any kind whatsoever for failure to obtain any or all of such estoppels or for any matter described therein. This provision shall survive Closing.

3.5    Seller Transaction Approval. Seller has obtained all necessary approvals from the partners of Beneficiary.

4.    Closing; Conditions; Deliveries.

4.1    Place of Closing. The Closing shall be held on the Closing Date in the offices of the Escrow Company or at any other location mutually acceptable to the parties.

4.2    Condition to Parties’ Obligation to Close. In addition to all other conditions set forth in this Agreement, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transaction contemplated hereunder shall be contingent upon the following:

(a)    The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

(b)    As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing by such other party have been tendered;

(c)    As of the Closing Date, there shall exist no pending action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and

(d)    As of the Closing Date, the Title Company shall be prepared to deliver to Purchaser an initialed mark-up of the Title Commitment, extending the effective date to the Closing Date, insuring Purchaser as owner of the Real Property, and removing all exceptions other than Permitted Exceptions.

4.3    Deliveries. At Closing, each party shall execute and deliver to the other and/or the Escrow Company the following documents:

(a)    Seller shall deliver to Purchaser and/or the Escrow Company:

(i)    trustee’s deeds (collectively, the “Deed”) to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit D attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions;

(ii)    a bill of sale duly executed by Beneficiary and in substantially the same form as set forth in Exhibit E attached hereto, conveying to Purchaser title to all personal property owned by Seller and located at the Real Property, if any;

(iii)    an assignment to Purchaser of the Leases duly executed by Trust 100100 and Beneficiary and in substantially the same form as set forth in Exhibit F attached hereto; and an assignment to Purchaser of the REA duly executed by Seller and in substantially the same form as set forth in Exhibit F-1 attached hereto;

(iv)    an assignment to Purchaser of the Service Contracts and other contracts being assumed hereunder, the licenses and permits affecting the Property (to the extent freely assignable), and all Plans duly executed by Beneficiary and in substantially the same form as set forth in Exhibit G attached hereto;

(v)    a non-foreign transferor certification duly executed by Beneficiary pursuant to Section 1445 of the Internal Revenue Code and any similar provisions of applicable state law, in substantially the same form as set forth on Exhibit H attached hereto;

(vi)    such evidence as may be required by the Title Company confirming that Seller has the legal power, right and authority to consummate the sale of the Property;

(vii)    originals of the Leases, originals of all tenant files pertaining to the Property and keys to the Property; and

(viii)    possession of all personal property conveyed to Seller pursuant to the bill of sale.

(b)    Purchaser shall deliver to Seller or the Escrow Company:

(i)    the Cash Balance, by wire transfer, as provided in Section 2.2(b) hereof;

(ii)    an assumption duly executed by the Purchaser of the assignments described in Sections 4.3(a)(iii) and (iv); and

(iii)    such evidence as may be required by the Title Company confirming that Purchaser has the legal power, right and authority to consummate the purchase of the Property;

(c)    Seller and Purchaser shall jointly deliver to the Escrow Company:

(i)    A closing statement;

(ii)    All transfer declarations or similar documentation required by law, if any;

(iii)    Letters to the tenants of the Property and the owners of the Department Store Properties (the “REA Parties”) in the form of Exhibits I and I-1, respectively, attached hereto; and

(iv)    Notices in substantially the form of Exhibit J attached hereto to the other party to each Service Contract assumed by Purchaser pursuant to Section 3.2(c) of this Agreement.

4.4    Permitted Termination. So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied or waived as of the Closing Date or such earlier date as provided herein, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party before the Closing Date or such earlier date required hereunder, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

5.    Prorations. All items of income and expense shall be paid, prorated or adjusted as of the close of business on the day prior to the Closing Date (the “Proration Date”) in the manner hereinafter set forth:

5.1    Purchaser shall be credited with (i) the amount of (A) all rents and (B) all expense contributions, real estate tax contributions, insurance contributions, common area maintenance reimbursements, and other reimbursements from tenants or the REA Parties ("Tenant and Other Contributions”) received by Seller and attributable to any month commencing after the Closing Date, (ii) all unapplied refundable cash security deposits held by Seller and which were made by tenants under all Leases in effect as of the Closing Date, and (iii) all prepaid security deposits for Leases whose terms have not commenced as of the Closing Date.

5.2    All rents and Tenant and Other Contributions for the month of Closing shall be prorated between Purchaser and Seller based upon their respective days of ownership for such month in which the Closing occurs. Neither Purchaser nor Seller shall receive credit at Closing for any payments of such amounts due but not paid as of the Proration Date. At the time of the final calculation and collection from tenants or other parties of Tenant and Other Contributions for the calendar year in which the Closing occurs, whether in the nature of a reconciliation payment or full payment, in arrears, there shall be a reproration between Purchaser and Seller as to the Tenant and Other Contributions. Such reproration shall not be made on the basis of a per diem method of allocation, but shall instead be apportioned between Seller and Purchaser on the basis of the relative share of actual expenses in question incurred by Seller and Purchaser during the calendar year in question. Seller covenants to provide Purchaser with any information necessary to finalize such calculation. Seller shall indemnify, defend and hold Purchaser harmless from any claims by any tenant or REA Party of any overpayment of Tenant and Other Contributions during any period prior to the Closing, except for overpayments that have been credited to Purchaser under this Agreement; this obligation shall survive the Closing.

5.3    Percentage rent, if any, for any lease year in which the Closing occurs shall be prorated between Purchaser and Seller by utilizing the percentage rent payable for such lease year based upon the respective days of ownership of the Property by Seller and Purchaser during such year. There shall be no adjustment for percentage rent payments until after the receipt of any percentage rent payments made by the respective tenants.

5.4    Purchaser covenants to bill tenants and the REA Parties for amounts due from such parties attributable to periods prior to Closing (including, without limitation, delinquencies and sums due with respect to the reconciliation of Tenant and Other Contributions for the calendar year in which the Closing occurs and diligently pursue collections from such parties. Any amounts received after Closing from any tenant or REA Party shall be applied toward the amount due from such party in the following order: (i) first to reimburse Purchaser for any reasonable third party expenses (except any expenses of the property manager) incurred in collecting such amounts, (ii) next, on account of any amount then due and payable or past-due and payable to Purchaser from such party, (iii) next, on account of any amount due Seller from such party for the period up to and including the Proration Date and (iv) finally, any balance then remaining to Purchaser. Seller retains the right to pursue its remedies against tenants and the REA Parties after Closing for any delinquent payments or other amounts owed to Seller, except for actions or proceedings affecting possession or landlord liens. However, Seller will not exercise any such rights or remedies unless such amounts have not been collected by Purchaser and paid to Seller within three (3) months after such amounts were due and payable to Seller. Any money due to Seller under Sections 5.2, 5.3 or this Section 5.4 shall be remitted to Seller within ten (10) business days after the end of each month in which Purchaser receives such money. In addition, Purchaser will receive a credit at Closing for the balance, if any, in the marketing fund relating to the Property.

5.5    Operating expenses, including, without limitation, any prepaid expenses such as permits, licenses and membership dues, shall be prorated between Purchaser and Seller based upon the actual days of their respective ownership of the Property utilizing the actual expenses or reasonable estimates.

5.6    Real estate taxes for the year in which the Closing occurs shall be prorated between Seller and Purchaser on an accrual basis based upon the actual days of ownership of the parties for the year in which Closing occurs utilizing the most recent ascertainable tax bill(s); provided, however, that taxes on the Department Store Properties or reimbursable by tenants shall not be prorated. All real estate tax prorations shall be subject to re-proration following the Closing. Seller reserves the rights to continue to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date.

5.7    Except for utilities billed directly to tenants or the REA Parties, utilities shall be prorated as of the Proration Date based upon estimates using the prior month’s actual invoices.

5.8    Purchaser shall be responsible for and pay for all “Leasing Costs," (a) the cost of all tenant improvements and allowances, (b) all leasing commissions, and (c) all legal costs relating to the leases listed on Schedules 4 (Proposed Leases) and Schedule 5 (Recently Executed Leases) attached hereto. If the proposed leases listed on Schedule 4 are executed after the Closing, Purchaser agrees to be responsible, and shall indemnify Seller for the tenant improvement, allowance and leasing commission relating to such lease and shall immediately pay Seller for the legal fees relating to such lease. With regard to the recently executed leases listed on Schedule 5, Purchaser shall assume the obligations of the landlord under such leases, including being responsible for the payment of all leasing commissions and tenant improvements relating to such leases, and shall give Seller a credit at Closing for the legal fees incurred by Seller relating to such leases as listed on Schedule 5.

5.9    All insurance policies and property management agreements shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

5.10    Purchaser and Seller acknowledge and agree that Beneficiary of Trust 100100 has been negotiating that certain Access Agreement and Restrictive Covenants with Spiro Angelos and Demetrios Angelos (collectively, “Angelos”), a copy of which is attached hereto as Exhibit K (the “Access Agreement”). In the event that (a) Closing occurs, (b) Purchaser approves of the Access Agreement in Purchaser’s reasonable discretion, and (c) Purchaser and Angelos subsequently execute the Access Agreement, whether in the form attached hereto or otherwise, then Purchaser shall pay or cause Angelos to pay to Seller the amounts due and owing under the Access Agreement upon the execution of same (including, without limitation, the $30,000 Access Fee described therein).

All other items which are customarily prorated in transactions similar to the transaction contemplated hereby and which were not heretofore dealt with, will be prorated as of the Proration Date. In the event any prorations or computations made under this Section are based on estimates (including Section 5.7 hereof) or prove to be incorrect, then either party shall be entitled to an adjustment to correct the same, provided that it makes written demand on the party from whom it is entitled to such adjustment within one hundred and twenty (120) days after the end of the calendar year in which the Closing occurs, except for Tenant and Other Contributions and percentage rents not yet collected, for which such survival period shall be extended until such time as all such amounts are collected from the third parties owing same, and except for real estate taxes, which shall be reprorated within thirty (30) days after real estate taxes for the year in which Closing occurs are ascertainable. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, losses, damages, claims and costs (including reasonable attorney fees, court costs and litigation expenses) (i) in connection with Purchaser’s assumption of responsibility for the Leasing Costs as provided in Section 5.8 herein, including but not limited to any and all obligations under third party contracts assumed by Purchaser as provided by Sections 4.3 (a) (iv) hereof; and (ii) for which Purchaser received credits pursuant to this Section 5. The indemnity set forth in the immediately preceding sentence and the covenants contained in this Section 5 shall survive Closing.

6.    Seller’s Representations and Covenants. Seller hereby represents and covenants as follows:

6.1    Power. Seller has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

6.2    Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Seller in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Seller to enter into this Agreement and consummate the transaction contemplated hereby.

6.3    Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Seller have the legal power, right and actual authority to bind Seller to the terms and conditions hereof and thereof.

6.4    Validity. This Agreement and all documents required hereby to be executed by Seller are and shall be valid, legally binding obligations of and enforceable against Seller in accordance with their terms.

6.5    Conflicts. None of the execution and delivery of this Agreement and documents referenced herein, the incurrence of the obligations set forth herein, the consummation of the transactions herein contemplated or referenced herein conflicts with or results in the material breach of any terms, conditions or provisions of or constitutes a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Seller is a party.

6.6    Leases: REA. Attached hereto as Schedule 1 is a complete and accurate list of the Leases as of the date of this Agreement, other than temporary tenants (i.e. tenants with tenancies of less than one year). To Seller’s knowledge, except as disclosed on Schedule 1, any delinquency report supplied to Purchaser or in an estoppel certificate provided to Purchaser, all tenants are in compliance with their material obligations under the Leases and no tenant has alleged in writing that Seller is in breach of any of Seller’s material obligations under a Lease. Attached hereto as Schedule 6 is a complete and accurate list of the documents constituting the REA. To Seller’s knowledge, except as disclosed on Schedule 6, any delinquency report supplied to Purchaser or in an estoppel certificate provided to Purchaser, the other parties to the REA are in compliance with their material obligations under the REA and no such party has alleged in writing that Seller is in breach of any of Seller’s material obligations under the REA.

6.7    Service Contracts. Attached hereto as Schedule 2 is a complete and accurate list of the Service Contracts as of the date of this Agreement.

6.8    Notices. Seller has not received any written notice that the Property, and all present uses and operations thereof, are in violation of any applicable zoning or land-use laws.

6.9    Litigation. Except as set forth on Schedule 3 and except for matters covered by insurance, no litigation has been served upon Seller, nor to the best of the Seller’s knowledge has been filed, or threatened in writing, materially affecting the Property, the Leases, the REA, or the Seller’s ability to consummate the transaction contemplated by this Agreement. Schedule 3 shall be updated by Seller prior to Closing, if necessary.

6.10    Environmental Condition. Seller has no knowledge of any violation of Environmental Laws related to the Property or the presence or release (other than as permitted by law) of Hazardous Materials on or from the Property except as disclosed in the environmental reports, studies and other information relating to the environmental condition of the Property delivered by Seller to Purchaser, made available for Purchaser’s review or obtained by Purchaser. The term “Environmental Laws" means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA”) and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials in effect as of the date of this Agreement. “Hazardous Materials" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect as of the date of this Agreement, (ii) petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) friable asbestos, (vi) flammable explosives, (vii) infectious materials, or (viii) radioactive materials.

6.11    Indemnity. Seller shall indemnify and hold Purchaser harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys’ fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Purchaser (or the Property) directly or indirectly arising out of or in connection with any breach of the representations and covenants set forth in this Section 6 made as of the date of this Agreement. The representations and covenants set forth in this Section 6 shall be deemed remade as of Closing and updated if necessary, and said representations and covenants as so remade and updated, and the indemnity obligation set forth herein shall survive Closing to the extent provided in Section 19 below. In the event any update to Seller’s representations discloses a matter or circumstance that is material and adverse to Purchaser and not otherwise permitted herein, Seller shall not be in default hereunder and shall have no liability as a result thereof, and Purchaser’s sole right and remedy as a result thereof shall be the right to terminate this Agreement by giving written notice thereof to Seller, and thereupon all Earnest Money shall be refunded to Purchaser and neither party shall have any further rights or obligations hereunder, except for the Surviving Obligations.

As used in this Section 6, the term “to Seller’s knowledge” “actual knowledge" or “best of Seller’s knowledge” or words of similar import (i) shall mean the actual knowledge of Howard Edelman, Thomas Kelly, and James Meyer, and not to any other persons, (ii) shall mean the actual knowledge of such individuals, without any investigation or inquiry of any kind, and (iii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees. Notwithstanding anything that may appear to be to the contrary, under no circumstances whatsoever shall any of said named individuals be deemed to have any duties, obligations or liabilities hereunder or in connection herewith.

Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no liability for breaches of any representations and certifications (individually, a “Representation” and collectively, the “Representations”) which are made by Seller herein or in any of the documents or instruments required to be delivered by Seller hereunder if Purchaser, its officers, employees, shareholders, managers, members, partners, or agents had knowledge of such breach by Seller (including, without limitation, knowledge gained by Purchaser or any such related party in the course of its Due Diligence as to a fact or circumstance which, by its nature, indicates that a Representation was or has become untrue or inaccurate) at Closing and Purchaser elects to proceed to close the transaction contemplated by this Agreement, and Purchaser shall not otherwise have the right to bring any lawsuit or other legal action against Seller, nor pursue any other remedies against Seller, as a result of the breach of such Representation caused thereby.

7.    Purchase As-Is. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, PURCHASER WARRANTS AND ACKNOWLEDGES TO AND AGREES WITH SELLER THAT PURCHASER IS PURCHASING THE PROPERTY IN ITS “AS-IS, WHERE IS" CONDITION “WITH ALL FAULTS" AND DEFECTS AS OF THE CLOSING DATE AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, EITHER EXPRESS OR IMPLIED, AS TO ITS CONDITION, FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, OR ANY OTHER WARRANTY OF ANY KIND, NATURE, OR TYPE WHATSOEVER FROM OR ON BEHALF OF SELLER. EXCEPT FOR THE REPRESENTATIONS OF SELLER EXPRESSLY SET FORTH IN SECTION 6 OF THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, STRUCTURAL INTEGRITY, SOIL AND GEOLOGY; (B) THE INCOME TO BE DERIVED FROM THE PROPERTY; (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, INCLUDING THE POSSIBILITIES FOR FUTURE DEVELOPMENT OF THE PROPERTY; (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY; (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY; (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY; (H) THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON, UNDER, OR ADJACENT TO THE PROPERTY OR ANY OTHER ENVIRONMENTAL MATTER OR CONDITION OF THE PROPERTY; OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS OF SELLER CONTAINED IN SECTION 6 OF THIS AGREEMENT, ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN SECTION 6 OF THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT PURCHASER IS A SOPHISTICATED AND EXPERIENCED PURCHASER OF PROPERTIES SUCH AS THE PROPERTY AND HAS BEEN DULY REPRESENTED BY COUNSEL IN CONNECTION WITH THE NEGOTIATION OF THIS AGREEMENT. SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

8.    Purchaser’s Representations, Warranties and Covenants. Purchaser hereby represents, warrants and covenants as follows:

8.1    Power. Purchaser has the legal power, right and authority to enter into this Agreement and the instruments referenced herein and to consummate the transactions contemplated hereby.

8.2    Requisite Action. All requisite action (corporate, trust, partnership or otherwise) has been taken by Purchaser in connection with entering into this Agreement and the instruments referenced herein and the consummation of the transactions contemplated hereby. No consent of any partner, shareholder, member, creditor, investor, judicial or administrative body, authority or other party is required which has not been obtained to permit Purchaser to enter into this Agreement and consummate the transaction contemplated hereby.

8.3    Authority. The individuals executing this Agreement and the instruments referenced herein on behalf of Purchaser have the legal power, right and actual authority to bind Purchaser to the terms and conditions hereof and thereof.

8.4    Validity. This Agreement and all documents required hereby to be executed by Purchaser are and shall be valid, legally binding obligations of and enforceable against Purchaser in accordance with their terms.

8.5    Conflicts. Neither the execution and delivery of this Agreement and documents referenced herein, nor the incurrence of the obligations set forth herein, nor the consummation of the transactions herein contemplated, nor referenced herein conflict with or result in the material breach of any terms, conditions or provisions of or constitute a default under, any bond, note, or other evidence of indebtedness or any contract, lease or other agreements or instruments to which Purchaser is a party.

8.6    Litigation. There is no action, suit or proceeding pending or threatened against Purchaser in any court or by or before any other governmental agency or instrumentality which would materially and adversely affect the ability of Purchaser to carry out the transactions contemplated by this Agreement.

8.7    Indemnity. Purchaser shall indemnify, protect and hold the Indemnified Parties harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and reasonable attorneys’ fees, foreseen or unforeseen, asserted against, imposed on or suffered or incurred by Seller directly or indirectly arising out of or in connection with any breach of the warranties, representations and covenants set forth in this Section 8. The warranties, representations and indemnities set forth in this Section 8 shall be deemed remade as of Closing and shall survive Closing, and said warranties and representations as so remade, and the indemnity obligation set forth in herein shall be deemed waived unless Seller has (i) given Purchaser written notice of any such claim prior to the date which is six (6) months after the Closing Date, and (ii) filed suit within two (2) months after delivery to Purchaser of any such notice of claim.

9.    Closing Costs. Seller shall pay the following expenses: (i) the costs to obtain a base ALTA owner’s title policy, with extended coverage, but without any other endorsements, reinsurance or co-insurance; (ii) the costs of the Existing Survey and the Amended Survey; (iii) 50% of all closing escrow fees, including “New York Style” closing fees; (iv) all state, municipal (if any) and county transfer taxes; and (v) Seller’s legal fees and expenses. Purchaser shall pay the following expenses: (a) the costs for any endorsements to the title policy; (b) the cost of any reinsurance or co-insurance of the title policy; (c) 50% of all closing escrow fees, including “New York Style” closing fees; (d) the fee for the recording of the Deed (but any fee other than a per page or other nominal recording fee shall be treated as a transfer tax payable by Seller); (e) all costs and expenses incurred in connection with the transfer of any transferable permits, warranties or licenses in connection with the ownership or operation of the Property; (f) all costs and expenses associated with Purchaser’s financing, if any (provided that such financing shall not be a condition to Closing); and (g) Purchaser’s legal fees and expenses. The provisions of this Section 9 shall survive Closing or any termination of this Agreement.

10.    Commissions. Seller shall be solely responsible for the payment of the commission to Eastdil Realty Company, L.L.C.. Seller and Purchaser each represent to the other that (other than Eastdil Realty Company, L.L.C.) neither has had any dealings with any broker, agent, or finder relating to the sale of the Property or the transactions contemplated hereby, and each agrees to indemnify and hold the other harmless against any claim for brokerage commissions, compensation or fees by any broker, agent, or finder in connection with the sale of the Property or the transactions contemplated hereby resulting from the acts of the indemnifying party. The provisions of this Section 10 shall survive Closing or any termination of this Agreement.

11.    New York Style Closing. It is contemplated that the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents of title, transfer of interest, delivery of the title policy or marked-up title commitment described in Section 4.2(d) and the payment of the Purchase Price. Seller and Purchaser agree to use reasonable efforts to complete all requirements for Closing prior to the Closing Date. Seller and Purchaser also agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of the Deed, but rather, upon the agreement by the Title Company to issue the title policy. Seller and Purchaser shall each provide any undertaking to the Title Company reasonably necessary to accommodate the New York Style Closing.

12.    Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor. The provisions of this Section 12 shall survive Closing or any termination of this Agreement.

13.    Notice. All notices, demands, deliveries and communications (a “Notice”) under this Agreement shall be delivered or sent by: (i) first class, registered or certified mail, postage prepaid, return receipt requested, (ii) nationally recognized overnight carrier, or (iii) facsimile with original Notice sent via overnight delivery addressed to the address of the party in question set forth in the first paragraph of this Agreement and copies to the parties designated below or to such other address as either party may designate by Notice pursuant to this Section 13. Notices shall be deemed given (x) three business days after being mailed as provided in clause (i) above, (y) one business day after delivery to the overnight carrier as provided in clause (ii) above, or (z) on the day of the transmission of the facsimile so long as it is received in its entirety by 5:00 p.m. (Chicago time) on such day and the original of such Notice is received the next business day via overnight mail as provided in clause (iii) above.

Notices to Seller copy to:	Heitman Capital Management LLC 191 N. Wacker Drive Suite 2500 Chicago, IL 60606 Atten: Howard J. Edelman Ph: (312) 855-6547 Fax: (312) 541-6738

And a copy to:	Levenfeld Pearlstein, LLC 2 North LaSalle Street, Suite 1300 Chicago, Illinois 60602 Attn: David Berzon, Esq. Ph: (312) 476-7548 Marc. S. Joseph, Esq. Ph: (312) 476-7571 Fax : 312-346-8434

Notices to Purchaser copy to:	FMP Stratford LLC c/o Feldman Mall Properties Inc. 3225 North Central Avenue, Suite 1205 Phoenix, Arizona 85012 Attn: James Bourg Fax: 602-277-7774 Ph: 602-277-5559 Email: jbourg@feldman equities.com

And to:	Van Wagner, Erhart & Hubbard, LLP 649 North Third Avenue Phoenix, Arizona 85003 Attn: Jeffrey Erhart Fax: 602-254-5942 Ph: 602-254-5941 Email: jeffrey.erhart@azbar.org

14.    Fire or Other Casualty; Condemnation.

14.1    If the Property or any part thereof is damaged by fire or other casualty prior to the Closing Date which would cost in excess of $1,000,000 to repair (as determined by an insurance adjuster selected by the insurance carriers), Purchaser may terminate this Agreement by written notice to Seller given on or before the Closing Date. In the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not elect to terminate this Agreement or the cost of repair is determined by said adjuster to be less than $1,000,000, then (a) the Closing shall take place as herein provided without abatement of the Purchase Price, (b) Seller shall assign and transfer to Purchaser on the Closing Date, without warranty or recourse, all of Seller’s right, title and interest to the balance of insurance proceeds paid or payable to Seller on account of such fire or casualty remaining after reimbursement to Seller for the total amount of all costs and expenses incurred by Seller in connection therewith including but not limited to making emergency repairs, securing the Property and complying with applicable governmental requirements, and (c) Seller shall pay to Purchaser the amount of the deductible of any of Seller’s applicable insurance policies.

14.2    If any material portion of the Property is taken in eminent domain proceedings prior to Closing, Purchaser may terminate this Agreement by notice to Seller given on or before the Closing Date, and, in the event of such termination, this Agreement shall be of no further force and effect and, except for the Surviving Obligations, neither party shall thereafter have any further obligation under this Agreement, and Seller shall direct the Escrow Company to promptly return all Earnest Money to Purchaser. If Purchaser does not so elect to terminate or if the taking is not material, then the Closing shall take place as herein provided without abatement of the Purchase Price, and Seller shall deliver or assign to Purchaser on the Closing Date, without warranty or recourse, all of Seller’s right, title and interest in and to all condemnation awards paid or payable to Seller.

15.    Operations After Date of This Agreement. Seller covenants and agrees with Purchaser that:

(a)    after the date hereof through the Closing, Seller will (except as specifically provided to the contrary herein):

(i)    Refrain from transferring any of the Property or creating on the Property any easements or mortgages which will survive Closing or permitting any changes to the zoning classification of the Land.

(ii)    Refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

(iii)    Continue to operate, maintain, and repair the Property in a manner consistent with Seller’s current practices;

(iv)    Comply with the material terms of the Leases;

(v)    Refrain from offering the Property for sale or marketing the same; and

(vi)    Deliver to Purchaser copies of all new Leases entered into after the date hereof and copies of all lease proposals entered into after this date.

(b)    after the date hereof through the Closing, Seller shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed (except where such consent is deemed granted as provided in this Agreement) (i) amend any Leases, (ii) cancel or terminate any of such Leases, or (iii) execute any new leases; provided, however, that Seller shall be permitted to enter into, and Purchaser shall be deemed to have approved and consented to, any lease agreement or amendment (or cancellation or termination) that is required pursuant to an existing Lease or memorializes the exercise of an existing right or option under an existing Lease.

16.    Assignment. Purchaser shall not assign this Agreement without Seller’s prior written consent which consent may be withheld for any reason or no reason. Subject to the previous sentence, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors and assigns.

17.    Remedies

(a)    (i)    IN THE EVENT THAT SELLER SHALL FAIL TO CONSUMMATE THIS AGREEMENT AND SUCH FAILURE IS NOT A RESULT OF PURCHASER’S DEFAULT OR A TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE PROVISIONS HEREOF, PURCHASER, IN THE CASE WHERE SUCH FAILURE IS BASED UPON A VOLUNTARY BREACH BY SELLER (“SELLER’S DEFAULT”), SHALL ONLY BE ENTITLED TO SEEK AT ITS ELECTION, EITHER: (A) THE REMEDY OF SPECIFIC PERFORMANCE, OR (B) ACTUAL DAMAGES IN AN AMOUNT NOT TO EXCEED $500,000 IN THE AGGREGATE FOR ALL RECOURSE OF PURCHASER UNDER THE PURCHASE DOCUMENTS (AS DEFINED IN SECTION 19 HEREOF). IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER FOR ANY PUNITIVE, SPECULATIVE OR CONSEQUENTIAL DAMAGES. IN THE CASE WHERE SUCH FAILURE IS BASED UPON AN INVOLUNTARY BREACH BY SELLER, PURCHASER, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE EARNEST MONEY. EXCEPT IN CONNECTION WITH THE REMEDY OF SPECIFIC PERFORMANCE, PURCHASER SHALL NOT BE ENTITLED TO RECORD A LIS PENDENS OR NOTICE OF PENDENCY OF ACTION AGAINST THE PROPERTY FOR ANY REASON WHATSOEVER.

(ii)    PURCHASER SHALL (A) NOTIFY SELLER OF ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE ON OR BEFORE THE DATE WHICH IS FORTY FIVE (45) DAYS AFTER THE CLOSING DATE AND (B) INSTITUTE PROCEEDINGS SEEKING SUCH REMEDY ON OR BEFORE THE DATE WHICH IS THIRTY (30) DAYS AFTER THE DATE OF PURCHASER’S NOTICE.

(iii)    PURCHASER SHALL BE DEEMED TO HAVE WAIVED ITS ELECTION TO SEEK THE REMEDY OF SPECIFIC PERFORMANCE IF PURCHASER DOES NOT (x) NOTIFY SELLER OF SUCH ELECTION AS PROVIDED IN SECTION 17(a)(ii) (A) HEREINABOVE, OR (y) INSTITUTE PROCEEDINGS, SEEKING SUCH REMEDY AS PROVIDED IN SECTION 17(a)(ii)(B) HEREINABOVE.

(iv)    NOTWITHSTANDING ANYTHING IN THIS SECTION 17(a) TO THE CONTRARY, FAILURE OF A CONDITION PRECEDENT SHALL NOT BE A DEFAULT HEREUNDER OR ENTITLE PURCHASER TO ANY REMEDY, AND SHALL ONLY ENTITLE PURCHASER TO A REFUND OF THE EARNEST MONEY TO THE EXTENT EXPRESSLY PROVIDED IN THIS AGREEMENT.

(b)    IN THE EVENT THAT PURCHASER SHOULD FAIL TO CONSUMMATE THIS AGREEMENT FOR ANY REASON, EXCEPT SELLER’S DEFAULT OR THE TERMINATION OF THIS AGREEMENT BY PURCHASER OR SELLER PURSUANT TO A RIGHT TO DO SO UNDER THE TERMS AND PROVISIONS HEREOF, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY MAY TERMINATE THIS AGREEMENT BY NOTIFYING PURCHASER THEREOF AND RECEIVE OR RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES, PROVIDED THAT THIS PROVISION SHALL NOT LIMIT SELLER’S RIGHTS TO PURSUE AND RECOVER ON A CLAIM WITH RESPECT TO ANY SURVIVING OBLIGATIONS. THE PARTIES AGREE THAT SELLER WILL SUFFER DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT ON ITS OBLIGATIONS. ALTHOUGH THE AMOUNT OF SUCH DAMAGES IS DIFFICULT OR IMPOSSIBLE TO DETERMINE, THE PARTIES AGREE THAT THE AMOUNT OF THE EARNEST MONEY IS A REASONABLE ESTIMATE OF SELLER’S LOSS IN THE EVENT OF PURCHASER’S DEFAULT. THUS, SELLER SHALL ACCEPT AND RETAIN THE EARNEST MONEY AS LIQUIDATED DAMAGES BUT NOT AS A PENALTY. EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 17(b), SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER’S SOLE AND EXCLUSIVE REMEDY. IN THE EVENT SELLER IS ENTITLED TO THE EARNEST MONEY AS LIQUIDATED DAMAGES, PURCHASER AGREES TO TAKE ALL SUCH ACTIONS AND EXECUTE AND DELIVER ALL SUCH DOCUMENTS NECESSARY OR APPROPRIATE TO EFFECT SUCH PAYMENT. IN THE EVENT SELLER SUCCESSFULLY BRINGS SUIT OR ACTION TO ENFORCE THE FOREGOING PROVISION, SELLER SHALL BE ENTITLED TO RECOVER FROM PURCHASER ITS ACTUAL ATTORNEYS’ FEES, COURT COSTS AND LITIGATION EXPENSES IN CONNECTION THEREWITH.

18.    Miscellaneous.

18.1    Entire Agreement. This Agreement, together with the exhibits attached hereto, constitute the entire agreement of the parties hereto regarding the purchase and sale of the Property, and all prior agreements, understandings, representations and statements, oral or written, are hereby merged herein. In the event of a conflict between the terms of this Agreement and any prior written agreements, the terms of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing, signed by the party intended to be bound thereby.

18.2    Time. All parties hereto agree that time is of the essence in this transaction. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national, in the State of Illinois or the state in which the Property is located) such that the obligation hereby can not be performed, the time for performance shall be extended to the next such succeeding day where performance is possible.

18.3    Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

18.4    Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF ILLINOIS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

18.5    Publicity. Seller and Purchaser hereby covenant and agree that, at all times after the date of execution hereof and continuing after the Closing, unless consented to in writing by the other party, no press release or other public disclosure concerning this transaction shall be made, and each party agrees to use best efforts to prevent disclosure of this transaction. Notwithstanding the foregoing, Purchaser shall be entitled to make disclosures required by applicable securities laws and regulations without Seller’s written consent. The provisions of this Section 18.5 shall survive Closing or any termination of this Agreement.

18.6    Recordation. Purchaser shall not record this Agreement or a memorandum or other notice thereof in any public office without the express written consent of Seller. A breach by Purchaser of this covenant shall constitute a material default by Purchaser under this Agreement.

18.7    Benefit. This Agreement is for the benefit of Purchaser and Seller, and except as provided in the indemnities granted by Purchaser in this Agreement and in the Purchase Documents (as defined in Section 19) with respect to the Indemnified Parties listed therein, no other person or entity will be entitled to rely on this Agreement, receive any benefit from it or enforce any provisions of it against Purchaser or Seller.

18.8    Section Headings. The Section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several Sections hereof.

18.9    Further Assurances. Purchaser and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated; provided, however, that neither party shall be obligated to incur any obligation, cost or liability not expressly required hereunder.

18.10    Severability. If any portion of this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

18.11    Waiver of Trial by Jury. Seller and Purchaser, to the extent they may legally do so, hereby expressly waive any right to trial by jury of any claim, demand, action, cause of action, or proceeding arising under or with respect to this Agreement, or in any way connected with, or related to, or incidental to, the dealings of the parties hereto with respect to this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and irrespective of whether sounding in contract, tort, or otherwise. To the extent they may legally do so, Seller and Purchaser hereby agree that any such claim, demand, action, cause of action, or proceeding shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party or parties hereto to waiver of its or their right to trial by jury.

18.12    Independent Counsel. Purchaser and Seller each acknowledge that: (a) they have been represented by independent counsel in connection with this Agreement; (b) they have executed this Agreement with the advice of such counsel; and (c) this Agreement is the result of negotiations between the parties hereto and the advice and assistance of their respective counsel. The fact that this Agreement was prepared by Seller’s counsel as a matter of convenience shall have no import or significance. Any uncertainty or ambiguity in this Agreement shall not be construed against Seller because Seller’s counsel prepared this Agreement in its final form.

18.13    Governmental Approvals. Nothing contained in this Agreement shall be construed as authorizing Purchaser to apply for a zoning change, variance, subdivision maps, lot line adjustment, or other discretionary governmental act, approval or permit with respect to the Property prior to the Closing, and Purchaser agrees not to do so. Purchaser agrees not to submit any reports, studies or other documents, including, without limitation, plans and specifications, impact statements for water, sewage, drainage or traffic, environmental review forms, or energy conservation checklists to any governmental agency, or any amendment or modification to any such instruments or documents prior to the Closing. Purchaser’s obligation to purchase the Property shall not be subject to or conditioned upon Purchaser’s obtaining any variances, zoning amendments, subdivision maps, lot line adjustment or other discretionary governmental act, approval or permit.

18.14    No Waiver. No covenant, term or condition of this Agreement other than as expressly set forth herein shall be deemed to have been waived by Seller or Purchaser unless such waiver is in writing and executed by Seller or Purchaser, as the case may be.

18.15    Discharge and Survival. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser shall be deemed to be the full performance and discharge of every covenant and obligation on the part of Seller to be performed hereunder, except the obligations set forth herein which, by their terms, expressly survive Closing. No action shall be commenced by Purchaser after the Closing on any covenant or obligation except the obligations set forth herein which, by their terms, expressly survive Closing.

19.    Exculpation of Seller and Related Parties. Notwithstanding anything to the contrary contained in this Agreement or in any exhibits attached hereto or in any documents executed or to be executed in connection herewith (collectively, including this Agreement, said exhibits and all such documents, the “Purchase Documents”), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, “Seller’s Undertakings”) shall (x) be deemed waived unless Purchaser has delivered to Seller written notice that Purchaser is seeking recourse under Seller’s Undertakings (the “Recourse Notice”) after the Closing Date but prior to the date that is six (6) months after the Closing Date and Purchaser has filed suit with respect to same within two (2) months after the date of Purchaser’s delivery to Seller of the Recourse Notice, and (y) be limited to an amount not to exceed $500,000 in the aggregate of all recourse of Purchaser under the Purchase Documents; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller’s Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller, Beneficiary or HCM, or against any of their respective direct or indirect shareholders, directors, officers, employees, agents, constituent partners, members, beneficiaries, trustees or representatives except as provided in (i) above with respect to Seller only (but not with respect to Beneficiary, its partners, HCM or any other such person or entity). Without intending to limit the generality of the forgoing exculpation in any way, but merely to provide further certainty, Purchaser expressly acknowledges and agrees that no general partner(s) of Beneficiary (collectively, the “General Partner”), and no partners or other direct or indirect equity holders of General Partner, shall have any liability whatsoever for any of Seller’s Undertakings, and each is hereby released and fully exculpated from personal liability therefor. Accordingly, there shall be no recourse against the assets of General Partner or against the assets of any of the partners or other direct or indirect equity holders of General Partner as a result of or in connection with the Seller’s Undertaking.

20.    Heitman as Seller’s Representative. Purchaser and Seller mutually acknowledge and agree that for purposes of administering the provisions of this Agreement, including the Due Diligence, the Closing, any post-Closing requirements and any other matters, HCM, as agent for the Beneficiary, shall be the designated representative of Seller, and, in connection therewith, HCM’s written consent, approval or other action by or on behalf of Seller shall be valid and binding on Seller without further action. Seller acknowledges that Purchaser may rely on the foregoing designation.

21.    Accounting Assistance. Without any representation or warranty of any kind, Seller shall allow Purchaser’s accountants reasonable access prior to and for six (6) months after the Closing to any accounting records of Seller pertaining to the Property reasonably necessary in order for Purchaser’s accountants to prepare any audit or other report reasonably requested by Purchaser.

22.    Trustee Exculpation. This instrument is executed by the undersigned Land Trustee, not personally but solely as Trustee in the exercise of the power and authority conferred upon and vested in it as such Trustee. It is expressly understood and agreed that all the warranties, indemnities, representations, covenants, undertakings and agreements herein made on the part of the Trustee are undertaken by it solely in its capacity as Trustee and not personally. No personal liability or personal responsibility is assumed by or shall at any time be asserted or enforceable against the Trustee on account of any warranty, indemnity, representation, covenant, undertaking or agreement of the Trustee in this instrument.

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IN WITNESS WHEREOF, the parties hereto have caused these presents to be made as of the day and year first above stated.

SELLER:

LASALLE BANK NATIONAL ASSOCIATION, not
personally or individually but solely as Trustee under
Trusts Numbers 100100 and 115985

By: /s/ Harriet Denisewicz

Name: Harriet Denisewicz

Its: Trust Officer

PURCHASER:

FMP Stratford LLC, a Delaware limited liability company
By:

/s/ Lawrence Feldman Lawrence Feldman, President

The undersigned hereby executes this Agreement solely for the purpose of agreeing to execute the closing documents required to be signed by the undersigned pursuant to Sections 4.3(a)(ii), (iii), (iv) and (v) above and shall have no liabilities or obligations whatsoever under this Agreement.

STRATFORD SQUARE LIMITED PARTNERSHIP an Illinois limited partnership

By:	JMB/STRATFORD INVESTORS ASSOCIATES an Illinois general partnership General Partner

	By:	JMB GROUP TRUST V an Illinois trust Managing Partner

		By:	HEITMAN INSTITUTIONAL ADVISORS an Illinois general partnership Investment Manager

	By:	HEITMAN CAPITAL MANAGEMENT LLC an Iowa limited liability company Managing Partner By: /s/ James G. Meyer Name: James G. Meyer Its: Sr. Vice President

By:	ENDOWMENT AND FOUNDATION REALTY, LTD.,– JMB-IV a Delaware corporation General Partner

	By:	HEITMAN/JMB ENDOWMENT ADVISORS, L.P. an Illinois limited partnership Investment Advisor

		By:	HEITMAN CAPITAL MANAGEMENT LLC an Iowa limited liability company General Partner By: /s/ James G. Meyer Name: James G. Meyer Its: Sr. Vice President

	By:	JMB/NORTHERN REAL ESTATE FUND a Delaware corporation General Partner

		By:	HEITMAN CAPITAL MANAGEMENT LLC an Iowa limited liability company Investment Advisor By: /s/ James G. Meyer Name: James G. Meyer Its: Sr. Vice President

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Legal Description of Land Owned by Trust No. 100100

Exhibit A-2	Legal Description of Land Owned by Trust No. 115985

Exhibit B	Form of Earnest Money Escrow Agreement

Exhibit C	Intentionally deleted

Exhibit D	Form of Deed

Exhibit E	Form of Bill of Sale

Exhibit F	Form of Assignment and Assumption of Leases

Exhibit F-1	Form of Assignment and Assumption of REA

Exhibit G	Form of Assignment and Assumption of Contracts, Licenses and Permits

Exhibit H	Form of Non-Foreign Affidavit

Exhibit I	Form of Tenant Notification Letter

Exhibit I-1	Form of REA Party Notification Letter

Exhibit J	Form of Vendor Notification Letter

Exhibit K	Access Agreement

Schedule 1	List of Leases

Schedule 2	List of Service Contracts

Schedule 3	List of Litigation

Schedule 4	List of Proposed Leases

Schedule 5	List of Recently Executed Leases

Schedule 6	List of REA Documents